UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
 SECURITIES EXCHANGE ACT OF 1934
Top Ships Inc.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)
1, Vas. Sofias & Meg. Alexandrou Str. 151 24, Maroussi Athens, Greece
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights under Stockholders Rights Agreement	The Nasdaq Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) please check the following box.
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

EXPLANATORY NOTE
This Form 8-A12B/A is being filed by TOP Ships Inc. (the "Company") to amend and supplement the original Form 8-A12B filed by the Company with the Securities and Exchange Commission on September 22, 2016.
Item 1.           Description of Registrant's Securities to be Registered.
Effective as of March 29, 2018, TOP Ships Inc. (the "Company") appointed American Stock Transfer & Trust Company, LLC ("AST"), as successor Rights Agent under the Stockholders Rights Agreement dated as of September 22, 2016, by and between the Company and Computershare Trust Company, N.A. (the "Rights Agreement"), and entered into Amendment No. 1 to the Rights Agreement by and between the Company and AST (the "Amendment No. 1"). The Amendment No. 1 amended the Rights Agreement to appoint AST as successor Rights Agent.
Item 2.           Exhibits.
Exhibit
4.2	Amendment No. 1 to the Rights Agreement, dated as of March 29, 2018

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 6, 2018	TOP SHIPS INC. By: /s/ Evangelos Pistiolis Name: Evangelos Pistiolis Title: President, Chief Executive Officer, and Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.2	Amendment No. 1 to the Rights Agreement, dated as of March 29, 2018